EXHIBIT 5.1

October 26, 2010

Ryerson Holding Corporation

2621 West 15th

Place Chicago, IL 60608

Re:    Registration Statement on Form S-4 (File No. 333-169372)

Ladies and Gentlemen:

We are counsel for Ryerson Holding Corporation, a Delaware corporation (the “Company”), and have acted as such in connection with various legal matters relating to the filing of a Registration Statement on Form S-4 (File No. 333-169372) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering up to $483,000,000 aggregate principal amount at maturity of the Company’s 14 1/2% Senior Discount Notes due 2015 (the “Exchange Notes”) offered in exchange for up to $483,000,000 aggregate principal amount at maturity of the Company’s 14 1/2% Senior Discount Notes due 2015 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the “Original Notes”).

The Original Notes were issued under, and the Exchange Notes are to be issued under, the Indenture, dated as of January 29, 2010, and as supplemented on April 12, 2010, by and between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The exchange will be made pursuant to an exchange offer contemplated by the Registration Statement (the “Exchange Offer”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture and the certificate of incorporation and by-laws, as amended, of the Company and such other documents, corporate records, certificates and other instruments as in our judgment were necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied (without independent verification) upon certificates of public officials, certificates and statements (including representations and warranties as to facts set forth in any of the documents and agreements referred to herein) of officers of the Company, and such other documents as we have deemed necessary or appropriate in respect of the opinions expressed herein. In such examinations, we have assumed:

(i)	the genuineness of all signatures of all parties other than the signatures of the Company;

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(ii)	the authenticity of all company and corporate records, agreements, documents, instruments and certificates submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies;

(iii)	the due authorization, execution and delivery of all documents and agreements by all parties other than the Company; and

(iv)	the corporate power and authority of all parties other than the Company under all applicable laws and regulations to enter into, execute and deliver all documents and agreements.

Our opinion is also based on the provisions of the Internal Revenue Code of 1986, as amended, regulations under such code, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time.

Based on the foregoing, we are of the opinion that:

1. The execution and delivery of the Indenture has been duly authorized by the Company, and the Indenture was validly executed by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with the terms thereof, except insofar as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally, or (b) general principles of equity.

2. The Exchange Notes have been duly authorized by the Company and when the Exchange Notes are duly executed by the proper officers of the Company, duly authenticated by the Trustee and issued by the Company in accordance with the terms of the Indenture and the Exchange Offer, the Exchange Notes will constitute legal, valid and binding obligations of the Company, will be entitled to the benefits of the Indenture and will be enforceable against the Company in accordance with their terms, except insofar as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally or (b) general principles of equity.

3. As stated in the section entitled “Certain United States Federal Income Tax Considerations” contained in the Registration Statement, the exchange of Original Notes for Exchange Notes by holders should not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters

October 26, 2010

arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States. The opinions expressed herein are expressed as of the date hereof and we undertake no duty or obligation to update such opinions.

We hereby consent to being named as counsel for the Company in the Registration Statement and under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP